UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐            Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting material Pursuant to §240.14a-12

MACY’S, INC.

(Name of Registrant as Specified In Its Charter)

Arkhouse Value Fund I LP

Arkhouse Value Fund II LP

Arkhouse Co-Investment III LP

Arkhouse Equity Investors LLC

Arkhouse Equities Fund LLC

Arkhouse Value Fund GP LLC

Arkhouse Co-Investment III GP LLC

Arkhouse Real Estate Activism Fund MM LLC

Arkhouse Manager LLC

Arkhouse Management Co. LP

Arkhouse GP LLC

Jonathon Blackwell

Gavriel Kahane

George Hebard

Richard Clark

Richard L. Markee

Mohsin Y. Meghji

Mitchell Schear

Nadir Settles

Gerald L. Storch

Sharen J. Turney

Andrea M. Weiss

Isaac Zion

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

Arkhouse Management Co. LP, together with the other participants named herein (collectively, the “Participants”), expects to file a preliminary proxy statement and accompanying proxy card with the United States Securities and Exchange Commission to be used to solicit proxies for matters including the election of its slate of director nominees to the Board of Directors (the “Board”) of Macy’s, Inc. (“Macy’s”, or the “Company”) at the 2024 annual meeting of shareholders (the “Annual Meeting”).

On February 20, 2024,  Arkhouse Management Co. LP, together with certain of its affiliates, issued the following press release:

Arkhouse Nominates Nine Highly Qualified, Independent Candidates for Election to Macy’s Board of Directors

Introduces Slate of Seasoned Leaders with the Necessary Retail, Real Estate and Capital Markets Expertise to Ensure the Board Explores All Potential Avenues to Maximize Shareholder Value

In Light of Ongoing Delay Tactics and the February 19th Director Nomination Deadline, Arkhouse Has Acted to Protect the Rights of All Shareholders

Arkhouse Provided Clear Financing Details to Macy’s, Disclosing Names of Highly Regarded Partners for 50% Equity Component of Proposed Transaction

NEW YORK--(BUSINESS WIRE)--Arkhouse Management Co. LP (together with its affiliates, “Arkhouse”, “we” or “us”), which has a 4.4% economic exposure in Macy’s, Inc. (“Macy’s”, or the “Company”) (NYSE: M), today announced it has nominated nine independent, highly qualified candidates for election to the Company’s Board of Directors (the “Board”) at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”).

Gavriel Kahane and Jonathon Blackwell, Arkhouse Managing Partners, said:

“Arkhouse and its partner, Brigade Capital Management, submitted a proposal on Dec. 1, 2023, to acquire all the outstanding shares of Macy’s we didn’t already own for $21.00 per share. After more than seven weeks of limited progress and the Board’s unwillingness to meaningfully engage, our proposal was rejected over alleged concerns about our financing sources and the purchase price.

We have persisted in our attempts to resolve any supposed concerns privately with the Board since the Company’s rejection of our proposal. To that end, we provided the Board with additional details regarding our financing, including names of our highly regarded equity partners – which have more than $75 billion in combined assets under management – for the 50% equity component of the transaction. We also reminded the Board that we remain optimistic that we will be able to increase the proposed purchase price based on customary due diligence, which the Company has refused to grant us. Finally, we requested that the Board extend the February 19th deadline for director nominations so that we could continue to engage privately, which was also rejected, forcing us to nominate directors.

The Board's history of poor performance and continued refusal to engage constructively with our credible and motivated buyer group have led us to the decision to nominate a slate of highly qualified, independent directors to reconstitute Macy’s Board. While we do not make this decision lightly, we did so to preserve our ability to protect the rights of all shareholders. We firmly believe that our slate of nominees possesses the necessary backgrounds and expertise to evaluate all potential avenues to unlock the substantial unrealized value at the Company that the current directors appear unwilling to pursue. We urge the Board to specifically identify any additional information they are seeking regarding our financing so that we may alleviate any of their outstanding concerns.”

Arkhouse’s nine-member slate of director candidates includes:

Richard (Ric) Clark

Mr. Clark possesses nearly four decades of real estate, mergers and acquisitions and capital markets experience that would be extremely valuable to the Macy’s Board.

•	Currently the Co-Founder and Managing Partner of WatermanCLARK, a vertically integrated real estate investment and operating company.
•	Prior to that, spent three decades at Brookfield Corp. and its predecessors (NYSE: BN), serving in various leadership roles, including Chairman and Chief Executive Officer of Brookfield Property Group, Brookfield Property Partners and Brookfield Office Properties.
•	Under his leadership, Brookfield’s real estate group grew its assets under management from $5 billion to more than $200 billion and expanded globally in office, multifamily, industrial, hotel and retail real estate.
•	Serves as Chairman of the Alliance for Downtown New York and the Downtown-Lower Manhattan Association and serves on several real estate executive committees.
•	Holds a Bachelor of Science in Business from Indiana University of Pennsylvania.

Richard L. Markee

Mr. Markee has extensive retail leadership experience both as CEO and as a director on numerous public company boards, which would be extremely valuable to the Macy’s Board.

•	Currently serves on the board of Five Below, Inc. (NASDAQ: FIVE).
•	Previously served in various roles at Vitamin Shoppe, Inc., including as Non-Executive Chairman, Executive Chairman and Chief Executive Officer.
•	Also held senior positions at Toys “R” Us, Inc., including Vice Chairman, and President of Babies “R” Us and Toys “R” Us U.S.
•	Previously served as a director of Collective Brands, Inc., the Sports Authority, Inc., Dorel Industries Inc. (TSX: DII.B) and Pet Supplies Plus.
•	Holds a Bachelor of Arts from the University of Wisconsin.

Mohsin (Mo) Y. Meghji

Mr. Meghji is a nationally recognized turnaround professional with over three decades of experience reviving companies experiencing financial, operational or strategic transitions that would be extremely valuable to the Macy’s Board.

•	Currently the Managing Partner and Chief Executive Officer of M3 Partners.
•	Served as the Chief Restructuring Officer of Sears Holdings Corp. and Barneys Inc., among others.
•	Previously served as a director on the board of Macy’s PropCo Holdings, LLC, as well as a board member of Frontier Communications Parent, Inc. (NASDAQ: FYBR), Toys “R” Us, Inc., Philadelphia Energy Solutions Refining and Marketing LLC, Shopko Stores Operating Co, LLC and others.
•	Graduate of the Schulich School of Business at York University and has taken executive courses at INSEAD. Qualified as a UK and Canada Chartered Accountant and a U.S. Certified Turnaround Professional.

Mitchell Schear

Mr. Schear has more than 40 years of leadership, technology, innovation, real estate development, management and investing experience at both public and private companies that would be extremely valuable to the Macy’s Board.

•	Founder of Ten Square, a real estate focused investment firm for start-ups and venture capital funds.
•	Previously served as President of real estate companies Vornado/Charles E. Smith and the Kaempfer Co., as well as the Executive Partner at venture capital firm Camber Creek.
•	Served as a trustee at real estate investment trust JBG Smith Properties (NYSE: JBGS), and on numerous other public and private boards, task forces and advisory committees, including the Facilities Committee of the Smithsonian Institution’s Board of Regents and the Virginia Governor’s Revenue Commission.
•	Holds a Bachelor’s Degree from Hobart and William Smith Colleges and a Master of Business Administration from George Washington University.

Nadir Settles

Mr. Settles has significant expertise in real estate and sustainable investing and extensive experience in operations, innovation, and business and product development that would be extremely valuable to the Macy’s Board.

•	Currently Global Head of Impact Investing at Nuveen Real Estate, one of the largest investment managers in the world. Also serves as Head of Investments for the New York MSA for opportunistic value-add investments.
•	Has served on the Board of Governors for the Real Estate Board of New York and the Citizens Housing and Planning Council.
•	Prior to that, was involved in asset management and acquisitions at Silverstein Properties Inc. and RLJ Lodging Trust (NYSE: RLJ).
•	Holds a Bachelor of Arts in business from St. John’s University, a Master of Business Administration from Villanova School of Business and a Master of Science in Real Estate Finance from New York University.

Gerald (Jerry) L. Storch

Mr. Storch is a seasoned executive known for pioneering e-commerce at retailers and has significant public company leadership experience that would be extremely valuable to the Macy’s Board.

•	Currently the Chief Executive Officer of Storch Advisors, a consulting firm specializing in retail.
•	Former Chief Executive Officer and director of Hudson’s Bay Co. and former Vice Chairman of Target Corp. (NYSE: TGT).
•	Currently serves on the board of Bristol Myers Squibb Co. (NYSE: BMY) and Fanatics, a large private e-commerce and sports platform.
•	Previously held the positions of Chairman and Chief Executive Officer of Toys “R” Us, Inc., and non-executive chairman of SUPERVALU Inc.
•	Earlier in his career, worked at McKinsey & Co. with a focus on consumer goods and financial services.
•	Holds a Master of Business Administration from Harvard Business School, a Bachelor of Arts in Economics from Harvard College and a Doctor of Law from Harvard Law School.

Sharen J. Turney

Ms. Turney is a seasoned retail executive with more than 30 years of experience growing world-class brands and launching e-commerce businesses across department, luxury and specialty concepts that would be extremely valuable to the Macy’s Board.

•	Former Chief Executive Officer of Victoria’s Secret and Victoria’s Secret Direct, the brand’s catalogue and e-commerce business.
•	Previously served as Chief Executive Officer of fashion retailers Gloria Jeans and Neiman Marcus Direct.
•	Currently serves as an independent director at Paycom Software, Inc. (NYSE: PAYC) and Academy Sports and Outdoor Inc. (NASDAQ: ASO).
•	Has served as an advisor to several retailers and technology companies and previously served on the boards of Happy Socks AB, M/I Homes Inc. (NYSE: MHO), and FULLBEAUTY Brands.
•	Holds a Bachelor of Arts degree in business education from the University of Oklahoma.

Andrea M. Weiss

Ms. Weiss has more than 35 years in executive roles in the consumer and fashion industry and has extensive experience in marketing, consumer behavior, global retail, e-commerce and brand development that would be extremely valuable to the Macy’s Board.

•	Co-founder of consulting firm The O Alliance LLC and an independent director at O’Reilly Automotive Inc. (NASDAQ: ORLY) and Premier Investments LLC (PMV.AX), a holding company for multiple fashion brands and retail concepts.
•	Held senior leadership roles at well-known retailers Ann Taylor, Bath & Body Works Inc. (NYSE: BBWI), Guess? Inc. (NYSE: GES) and L Brands and was the executive Chairwoman of Grupo Cortefiel in Spain.
•	Previously served on the board of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL) and was a trustee at RPT Realty.
•	Holds a Bachelor of Fine Arts from Viriginia Commonwealth University and holds a Master of Business Administration from Johns Hopkins Business School with post-graduate studies at Harvard University and Northwestern University.

Isaac Zion

Mr. Zion has decades of experience in executive management, investments and transactions that would be extremely valuable to the Macy’s Board.

•	Currently Managing Principal at Acram Group, a real estate investment, development and management firm for mixed-use properties across the U.S.
•	Prior to Acram, served as co-Chief Investment Officer of SL Green Realty Corp. (NYSE: SLG), where he played a significant role in executing public-private partnerships between SL Green, the City of New York and the MTA, and was a key investment professional behind the development of One Vanderbilt.
•	Earlier in his career, held senior positions at Tishman Speyer and Insignia/ESG Consulting Group.
•	Member of the Real Estate Board of New York, the Urban Land Institute and other philanthropic endeavors.
•	Holds a Bachelor of Science in management and finance from Binghamton University and a Master of Business Administration from New York University.

Advisors

Cadwalader, Wickersham & Taft LLP is serving as legal counsel and Longacre Square Partners is serving as strategic advisor to Arkhouse. Morrow Sodali is serving as proxy advisor. Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel and Jefferies LLC is serving as financial advisor to the buyer group.

About Arkhouse

Arkhouse is a New York-based investment firm that takes a private equity approach to investing in the public markets. Arkhouse focuses on M&A strategies to unlock value dislocations created by the mispricing of assets across public and private markets. Arkhouse’s team of professionals consists of real estate and public equity specialists who have closed more than $25 billion worth of real estate transactions and have an 18-year shareholder activism track record.

Cautionary Statement Regarding Forward-Looking Statements

This press release does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person. The information herein contains “forward-looking statements”. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct or that any of the objectives, plans or goals stated herein will ultimately be undertaken or achieved. If one or more of such risks or uncertainties materialize, or if Arkhouse’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Arkhouse that the future plans, estimates or expectations contemplated will ever be achieved.

Certain Information Concerning the Participants

Arkhouse Value Fund I LP (“Arkhouse Value Fund I”) and the other Participants (as defined below) expect to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees to the Board at the Annual Meeting. Promptly after filing its definitive proxy statement with the SEC, Arkhouse Value Fund I LP expects to mail the Participants’ definitive proxy statement and accompanying universal proxy card to each stockholder entitled to vote at the Annual Meeting.

The participants in the proxy solicitation are Arkhouse Value Fund I, Arkhouse Value Fund II LP (“Arkhouse Value Fund II”, and together with Arkhouse Value Fund I, the “Arkhouse Value Funds”), Arkhouse Co-Investment III LP (“Arkhouse Co-Investment III”), Arkhouse Equity Investors LLC (“Arkhouse Equity Investors”), Arkhouse Equities Fund LLC (“Arkhouse Equities Fund”, and together with the Arkhouse Value Funds, Arkhouse Co-Investment III and Arkhouse Equity Investors, the “Arkhouse Stockholders”), Arkhouse Value Fund GP LLC (“Arkhouse Value Fund GP”), Arkhouse Co-Investment III GP LLC (“Arkhouse Co-Investment III GP”), Arkhouse Real Estate Activism Fund MM LLC (“Arkhouse MM”), Arkhouse Manager LLC (“Arkhouse Manager”), Arkhouse Management Co. LP (“Arkhouse Management”), Arkhouse GP LLC (“Arkhouse GP”), Jonathon Blackwell, Gavriel Kahane and George Hebard (all of the forgoing persons, together, the “Arkhouse Parties”), along with the nominees (the “Nominees”) Richard Clark, Richard L. Markee, Mohsin Y. Meghji, Mitchell Schear, Nadir Settles, Gerald L. Storch, Sharen J. Turney, Andrea M. Weiss and Isaac Zion (the Arkhouse Parties and the Nominees, collectively, the “Participants”).

As of the date hereof, Arkhouse Parties in the aggregate directly own or have the right to acquire within 60 days 4,021,687 shares of common stock of Macy’s, par value $0.01 per share (the “Common Stock”) and hold long positions in cash-settled American call options referencing a further 17,014,610 shares of Common Stock, in each case as further detailed below. As of the date hereof, (i) Arkhouse Value Fund I directly holds 2,750,880 shares of Common Stock, comprised of 1,000 shares of Common Stock held in record name and 2,749,880 shares of Common Stock held in “street name”, and holds long positions in cash-settled American call options referencing a further 15,947,798 shares of Common Stock; (ii) Arkhouse Value Fund II directly holds 155,952 shares of Common Stock in “street name”, and holds long positions in cash-settled American call options referencing a further 1,066,812 shares of Common Stock; (iii) Arkhouse Co-Investment III directly holds 447,898 shares of Common Stock in “street name”, (iv) Arkhouse Equity Investors directly holds 70,527 shares of Common Stock in “street name”; (v) Arkhouse Equities Fund directly holds 416,430 shares of Common Stock in “street name”, and also directly holds 1,800 American call options currently exercisable for 180,000 shares of Common Stock; (vi) Arkhouse Value Fund GP, as the general partner of each of the Arkhouse Value Funds, may be deemed to beneficially own all of the 2,906,832 shares of Common Stock beneficially owned in aggregate by the Arkhouse Value Funds; (vii) Arkhouse Co-Investment III GP, as the general partner of Arkhouse Co-Investment III, may be deemed to beneficially own all of the 447,898 shares of Common Stock beneficially owned by Arkhouse Co-Investment III; (viii) Arkhouse MM, as the manager of Arkhouse Equities Fund, may be deemed to beneficially own all of the 596,430 shares of Common Stock (including the 180,000 shares of Common Stock underlying the 1,800 American call options held by Arkhouse Equities Fund) beneficially owned by Arkhouse Equities Fund; (ix) Arkhouse Manager, as the managing member of Arkhouse MM and manager of Arkhouse Equity Investors, may be deemed to beneficially own all of the 596,430 shares of Common Stock beneficially owned by Arkhouse MM and all of the 70,527 shares of Common Stock beneficially owned by Arkhouse Equity Investors; (x) Arkhouse Management, as the investment manager to each of the Arkhouse Stockholders, may be deemed to beneficially own all of the 4,021,687 shares of Common Stock (including the 180,000 shares of Common Stock underlying the 1,800 American call options held by Arkhouse Equities Fund) beneficially owned in aggregate by the Arkhouse Stockholders; (xi) Arkhouse GP, as the general partner of Arkhouse Management, may be deemed to beneficially own all of the 4,021,687 shares of Common Stock (including the 180,000 shares of Common Stock underlying the 1,800 American call options held by Arkhouse Equities Fund) beneficially owned in aggregate by Arkhouse Management; (xii) Mr. Blackwell, as the managing member of Arkhouse GP, Arkhouse Co-Investment III GP, Arkhouse Value Fund GP and Arkhouse Manager, may be deemed to beneficially own all of the 4,021,687 shares of Common Stock (including the 180,000 shares of Common Stock underlying the 1,800 American call options held by Arkhouse Equities Fund) beneficially owned in aggregate by Arkhouse GP, Arkhouse Co-Investment III GP, Arkhouse Value Fund GP and Arkhouse Manager; (xiii) Mr. Kahane, through his status as a member of Arkhouse GP, Arkhouse Co-Investment III GP, Arkhouse Value Fund GP and Arkhouse Manager, may be deemed to beneficially own all of the 4,021,687 shares of Common Stock (including the 180,000 shares of Common Stock underlying the 1,800 American call options held by Arkhouse Equities Fund) beneficially owned in aggregate by Arkhouse GP, Arkhouse Co-Investment III GP, Arkhouse Value Fund GP and Arkhouse Manager; and (xiv) Mr. Hebard directly holds 140,000 shares of Common Stock in “street name”, and may be deemed to beneficially own a further 6,500 shares of Common Stock.  As of the date hereof, none of the Nominees own beneficially or of record any shares of Common Stock.

Important Information and Where to Find It

ARKHOUSE STRONGLY ADVISES ALL STOCKHOLDERS OF MACY’S TO READ BOTH THE PARTICIPANTS’ PROXY STATEMENT AND MACY’S’ PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE PARTICIPANTS’ DEFINITIVE PROXY STATEMENT, WHEN FILED, AND OTHER RELEVANT DOCUMENTS, WILL ALSO BE AVAILABLE ON  THE SEC WEBSITE, FREE OF CHARGE. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, Morrow Sodali LLC (STOCKHOLDERS CAN CALL TOLL-FREE: +1 (800) 662-5200).

Contacts

For Investors:

Morrow Sodali LLC
Geoffrey Weinberg / Paul Schulman / Jonathan Eyl
1 (800) 662-5200

Macys@info.morrowsodali.com

For Media:

Longacre Square Partners
Scott Deveau / Joe Germani
arkhouse@longacresquare.com